UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2017

Brandywine Realty Trust

Brandywine Operating Partnership, L.P.

(Exact name of registrant as specified in charter)

Maryland (Brandywine Realty Trust)	001-9106	23-2413352

Delaware (Brandywine Operating Partnership, L.P.)	000-24407 (Commission file number)	23-2862640 (I.R.S. Employer Identification Number)
(State or Other Jurisdiction of Incorporation or Organization)

555 East Lancaster Avenue, Suite 100

Radnor, PA 19087

(Address of principal executive offices)

(610) 325-5600

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 17, 2017, we notified the New York Stock Exchange (“NYSE”) that we became aware that we were not in compliance with the independent director requirements under Sections 303A.03, 303A.04 and 303A.05 of the NYSE Listed Company Manual (“Listing Standards”) because these sections require that each member of the compensation committee and corporate governance committee qualify as an independent trustee and that an independent trustee preside at regular meetings of non-management Trustees.

Walter D’Alessio, who served until February 17, 2017 as a member of the compensation committee and corporate governance committee of our Board of Trustees, and as Chairman of the Board and Lead Independent Trustee, was not independent by virtue of his affiliation with an entity to which we made payments in 2015 and 2016.  Specifically, in May 2015, we leased approximately 228,000 square feet of office space to a third party of which Mr. D’Alessio is the Chairman of the Board.  The tenant was represented by a commercial real estate broker, NorthMarq Advisors, of which Mr. D’Alessio is a principal.

The tenant under the office lease maintained a long-standing brokerage relationship with NorthMarq that pre-dated our commencement of discussions as to the 2015 lease, and NorthMarq acted as the tenant’s exclusive broker in connection with the lease.  Consistent with what we believe to be customary practice in the commercial real estate industry, we paid the tenant’s brokerage commission in the amount of $4.2 million, with one-half paid to NorthMarq in 2015 upon signing of the lease and the balance paid to NorthMarq in 2016 upon the tenant’s occupancy of the leased premises.  We believe that the commission terms were no less favorable to us than would have been available from an unaffiliated third party broker.  As a principal of NorthMarq, Mr. D’Alessio received payments from NorthMarq aggregating approximately $1.0 million in connection with the brokerage commission, with one-half paid in 2015 and the balance paid in 2016.

On February 17, 2017, Mr. D’Alessio retired from the Board, effective immediately.  Each of the continuing members of the compensation committee and corporate governance committee is an independent Trustee.  On February 17, 2017, Michael J. Joyce was elected as the Chairman of the Board of Trustees and as Lead Independent Trustee.  Mr. Joyce, who has served as a member of the Board of Trustees since 2004, was replaced as Chairman of the audit committee on February 17, 2017 by H. Richard Haverstick, Jr., an independent Trustee who was elected to the Board of Trustees in December 2016.  As a result, we have regained compliance with Sections 303A.03, 303A.04 and 303A.05 of the Listing Standards.

We first realized that our payment of the brokerage commission to NorthMarq impaired Mr. D’Alessio’s independence in connection with a review conducted in connection with the preparation of our Annual Report on Form 10-K for the year ended December 31, 2016.  We continue to assess the effect of the transaction discussed in this Form 8-K on our internal control environment.  We have determined that the commission payments to NorthMarq were properly accounted for in our 2015 and 2016 financial statements and that the subject matter addressed in this Form 8-K has had no impact on our 2015 or 2016 results of operations.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 17, 2017, Walter D’Alessio informed our Board of Trustees of his retirement from our Board of Trustees, effectively immediately.  Mr. D’Alessio advised the Board that his decision was not the result of any disagreement with us on any matter relating to our operations, policies and practices.  Mr. D’Alessio had served on the compensation committee since 1996 and on the corporate governance committee since 2001, and he served as our Chairman of our Board since 2002 and as Lead Independent Trustee since 2004.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned, hereunto duly authorized.

Brandywine Realty Trust

By:	/s/ Gerard H. Sweeney
Gerard H. Sweeney
President and Chief Executive Officer

Brandywine Operating Partnership L.P.,

By:	Brandywine Realty Trust, its sole General Partner

By:	/s/ Gerard H. Sweeney
Gerard H. Sweeney
President and Chief Executive Officer

Date: February 23, 2017

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